Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CROSSTEX ENERGY, L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of Crosstex Energy, L.P. pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST:  The name of the limited partnership is Crosstex Energy, L.P.

SECOND:  Article III of the Certificate of Limited Partnership shall be amended as follows:

III.          The name and mailing address of the general partner are as follows:

Name	Mailing Address

Crosstex Energy GP, LLC	2501 Cedar Springs, Suite 600
Dallas, TX 75201

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Certificate of Limited Partnership as of this 6th day of August, 2012.

GENERAL PARTNER:

CROSSTEX ENERGY GP, LLC,
its general partner

By:	/s/ Joe Davis
Name:	Joe Davis
Title:	Executive Vice President and General Counsel